Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

TWELVE SEAS INVESTMENT COMPANY II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$391,592,250	0.00014760	$57,799.02
Fees Previously Paid	-		-
Total Transaction Valuation	$391,592,250
Total Fees Due for Filing			$57,799.02
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$57,799.02

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying proxy statement.

(i)	Title of each class of securities to which the transaction applies: Class A Common stock, par value $0.0001 per share (“Class A Common Stock”), of Twelve Seas Investment Company II

(ii)	Aggregate number of securities to which the transaction applies: The maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 36,225,000, which consists of:

a.	35,000,000 issued and outstanding shares of Class A Common Stock;

b.	An additional up to 1,225,000 shares of Class A Common Stock if certain earnout conditions are satisfied,

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction was determined by multiplying (i) 36,225,000 shares of Class A Common Stock, which consist of the merger consideration of 35,000,000 shares of Class A Common Stock issuable upon the closing and an additional up to 1,225,000 shares of Class A Common Stock if certain earnout conditions are satisfied, and (ii) $10.81 per share of Class A Common Stock, the average of the high and low prices per shares of Class A Common Stock as of February 6, 2024, as quoted on the Nasdaq Capital Market

(iv)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (iii) above by 0.00014760.